Stevens & Lee
Lawyers & Consultants
111 North 6th Street
P.O. Box 679
Reading, PA 19603-0679
(610) 478-2000 Fax (610) 376-5610
www.stevenslee.com
December 7, 2007
Board of Directors
First Priority Financial Corp.
2 West Liberty Boulevard
Suite 104
Malvern, Pennsylvania 19355

Re:	Registration Statement on Form S-4 First Priority Financial Corp.
Gentlemen:
     We have acted as counsel to First Priority Financial Corp. (the “Company”) in connection with the proposed merger transaction in which the Company will acquire Prestige Community Bank (“Prestige”) pursuant to the Agreement and Plan of Merger between the parties, dated as of October 19, 2007. In the transaction, Prestige will merge with and into First Priority Bank, the wholly-owned subsidiary of the Company and Prestige shareholders will receive one share of common stock and one warrant of First Priority for each share of common stock and each warrant of Prestige held immediately prior to the closing of the transaction. First Priority shareholders will continue to own their existing shares of First Priority common stock. First Priority will issue 976,137 shares of common stock and 195,227 warrants in the merger transaction. This offering is covered by the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission. In connection with delivering this opinion, we have reviewed the following documents:
(1) the Articles of Incorporation of the Company;
(2) the Bylaws of the Company;
Philadelphia • Reading • Valley Forge • Lehigh Valley • Harrisburg • Lancaster • Scranton
Williamsport • Wilkes-Barre • Princeton • Cherry Hill • New York • Wilmington
A PROFESSIONAL CORPORATION

Stevens & Lee
Lawyers & Consultants
Board of Directors
December 7, 2007

     (3) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, certified by the Secretary of the Company;
     (4) the Registration Statement;
     (5) copies of the certificates representing shares of the Common Stock; and
     (6) copies of the agreements relating to the Warrants.
     Based solely upon our review of the foregoing, it is our opinion that:
     (a) The Company has been duly incorporated under the laws of the Commonwealth of Pennsylvania and is validly subsisting and in good standing under the laws of such Commonwealth.
     (b) The Common Stock and Warrants covered by the Registration Statement have been duly authorized and, when issued pursuant to the terms described in the Registration Statement, will be legally issued by the Company and fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “LEGAL MATTERS” in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely

/s/ STEVENS & LEE